SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. )

               Filed by the Registrant                     [X]
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                  permitted by Rule 14a-6(e)(2))
              [ ] Definitive Proxy Statement
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              [ ] Soliciting Material Pursuant to  240.14a-11(c) or
                  240.14a-12

          AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP
        (Name of Registrant as Specified in its Charter)

                          [Insert Name]
   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

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          AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101

                        CONSENT STATEMENT

         FOR AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
            TO PERMIT REINVESTMENT OF SALES PROCEEDS

   THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT FEBRUARY 15, 1997. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE MARCH 31, 1997.

  AEI Fund Management XVII, Inc., the managing general partner of AEI
Real   Estate  Fund  XVII  Limited  Partnership  (the  "Fund"),   is
recommending an amendment (the "Amendment") to the Fund's Limited Partnership Agreement so that, prior to the final liquidation of the Fund, the proceeds from sale of Fund properties can be reinvested in
replacement  net  leased  properties.   The  Partnership   Agreement
currently provides that proceeds from the sale of properties may be reinvested for only five years after the termination of the offering of units in the Fund--until November 1993.

  The Fund's management believes that it is important for the Fund to be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of this Amendment would allow the Fund to continue to reinvest proceeds from the sale of properties in replacement properties until final liquidation of the Fund. Accordingly, THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.

  THE PROPOSED AMENDMENT WILL AFFECT YOUR INVESTMENT IN THE FUND IN A NUMBER OF WAYS AND INVOLVES A NUMBER OF RISKS, INCLUDING THE
FOLLOWING:

    If the Amendment is approved, cash from sales of properties, including up to $4,300,000 of cash that would otherwise be distributed absent approval of the Amendment, may be reinvested until the liquidation of the Fund. There can be no assurances that the properties in which proceeds are reinvested if the Amendment is approved will generate enough cash flow for distributions in excess of what an Investor would receive from an alternative investment. See "Summary Risks of the Amendment Deferred Cash Distributions."

    The  Amendment may make it more difficult to sell  the
  Fund's properties within the originally intended life of the  Fund
  and   therefore  cause  extension  of  life  of  the  Fund.    See
  "Summary Risks of the Amendment Risk of Extension of Fund Life."

    The general partners have a conflict of interest in proposing the Amendment because they will receive more aggregate reimbursements (but not necessarily profits) from the Fund and may have an increased chance of reaching a distribution level that results in payment of a promotional interest to the general partners, if proceeds are reinvested than they would if proceeds were not reinvested. See "Summary Risks of the Amendment General Partner Conflicts of Interest."

    Proceeds will be reinvested in additional triple net leased commercial properties that are subject to many of the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties. See "Summary Risks of the Amendment Real Estate Risks on Reinvestment."

    Investors will not be able to review in advance the properties in which proceeds are reinvested. See "Summary Risks of the Amendment Undesignated Properties."

    Investors will not have appraisal or dissenter rights and therefore will not have the right to require the Fund to pay the value of their units of Limited Partnership interest to them if they disagree with the amendment.

                             SUMMARY
The following summary is qualified by the more detailed discussion set forth herein.

  THE AMENDMENT.  The general partners are proposing an amendment to
Section 5.4 of the Partnership Agreement. This Amendment would eliminate the requirement that the Fund distribute all proceeds from sale of properties and allow reinvestment of such proceeds until final liquidation of the Fund. Even if the Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to limited partners.

 REASONS FOR THE AMENDMENT. The Fund holds approximately $4,300,000 of proceeds from the sale of properties and may sell other properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although the general partners cannot guarantee returns, they believe that the Fund can generate
favorable   returns  to  Investors  by  acquisition  of   additional
properties that can be resold. The Fund would like to be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

  RISKS OF THE AMENDMENT. The Amendment will present several risks, including the following:

    1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Fund (if the general partners determine, in their discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties, (subject to a continuing obligation to distribute to Investors cash proceeds adequate to pay the income tax liability (at
a  tax  rate  of  35%)  generated by the  sale  of  property).   The
distribution of cash that is reinvested will be delayed until the Fund is finally liquidated. Initially, investors will be forego an immediate distribution of approximately $186.00 per unit if the
Amendment  is  approved in return for the possibility  of  increased
distributions  and possible appreciation in the future.   There  can
be, of course, no assurance that properties in which proceeds will be reinvested in the Amendment is approved will generate periodic distributions in excess of the return that could be obtained on an alternative investment or that such properties will be eventually be sold at a gain.

    2. Risk of Extension of Fund Life. The general partners intend to reinvest sales proceeds in new properties that will be sold again within a few years. The Amendment could render more difficult the final sale of properties within the original intended life of the
Fund.   The general partners intend to commence liquidation  of  the
Fund by the year 2,002, although the sale of any particular property may be delayed based on market and other conditions. The Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Partnership Agreement provides that the Fund must be liquidated, in any event, by the year 2038 (an arbitrary date).

    3. Real  Estate  Risks  on Reinvestment.   Proceeds  will  be
reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property, and the distribution of cash to investors, may be delayed or the disposition may result in a loss, or both. The value of properties in which the Fund will invest will be effected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property and may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time.

    4. Undesignated Properties. Investors will not be able to review in advance the properties in which proceeds would be reinvested.

    5. General Partner Conflicts of Interest. The general partners have a conflict of interest in proposing the Amendment because they will receive more reimbursements from the Fund if proceeds are reinvested than they will if proceeds were not reinvested. The general partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested. Such reimbursements will include the salaries of personnel of the general partner during the time they spend on such activities, plus a small portion (based on hours of employees spent on Fund actives and the assets of the Fund as compared to all Funds the general partners manage) of other overhead, such as rental expense, of the general partners. Reimbursements to the general partners for expenses incurred have averaged approximately $294,000 per year during the past two years and aggregated approximately over $894,118 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

    6. No Appraisal Rights.   Investors will not have appraisal or
dissenter rights as a result of the Amendment. Accordingly, Investors that disagree with the Amendment will not have the right to require the Partnership to pay out the value of their units of limited partnership interest. Instead, the Amendment will be effective with respect to all Investors if approved by holders of a majority of the Units and a dissenting investor would be required to find a different method of disposing of his or her units, such as through the Fund's repurchase plan, or to hold his or her units until liquidation of the Fund.


            REASONS FOR AND EFFECTS OF THE AMENDMENT

GENERAL

      If Investors approve the Amendment, the Fund would have the opportunity, upon the sale or other disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the original terms of the Partnership Agreement, reinvestment of the Net Proceeds of Sale from the sale of properties was limited to a period of 24 months, which expired November 1991. By consenting to the Amendment, Investors would permit the Fund to acquire new properties with the Net Proceeds of Sale from the sale of the properties (net of any distributions to Investors) that occur prior to the final liquidation of the Fund.

     The Amendment is not intended to extend the life of the Fund. The Prospectus pursuant to which the units of Limited Partnership interest were sold indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The properties described below were acquired in 1988 and 1989 and it remains the intention to sell the properties in which sale proceeds are reinvested, depending market conditions and the benefits of continued ownership, by the year 2002.

      This Amendment is being proposed for a number of reasons, including the following:

    Without the Amendment, the managing general partner will be required to forgo all attractive proposals it receives to sell Fund properties if it desires to avoid depleting the Fund's capital base;

    If the Amendment is approved, the Fund will be able take advantage of any favorable purchase proposals that are presented, and to seek out such proposals when market conditions are favorable, and retain adequate capital in the Fund to work toward the Fund's investment objectives;

    Without the Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced;

    If the Amendment is approved, cash proceeds from sale of a property may be reinvested in a new property and, subject to the same risks of real estate investment that were assumed when the Fund was formed, such new property could generate continuing cash flow from rents and potential gain on sale;

    Without the Amendment, an Investor will be forced to purchase units in a new fund with distributed cash to retain a similar investment in an AEI fund and to incur sales commissions and organization expense that will decrease his or her ability to obtain gain on such reinvestment;

    If the Amendment is approved, no securities brokerage
  commissions  or other organizational expense will  be  applied  to
  the   reinvestment  in  new  properties  of  cash  from  sale   of
  properties.

     The managing general partner believes that the Fund can generate the most favorable returns to Investors only if the costs of forming the Funds, including commissions to sales agents, filing fees and professional costs, can be amortized over the intended life of the
Fund.   If a significant portion of the real property assets of  the
Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain, if any, for the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.

     The managing general partner believes, on the basis of properties in which affiliated Funds have recently invested and resold, that the Fund can generate favorable returns through the investment of sale proceeds in newly constructed replacement properties that the Fund purchases at construction cost and resells within a few years. When a Fund commits to purchase a property upon completion of
construction  it  reduces  the  developer's  refinancing  risk   and
facilitates the construction of properties for operators, such as franchisees of restaurants, whose principal goal is not real estate
capital   appreciation.   Because  the  property  is  purchased   at
construction cost, the risk of development and construction for which the developer is normally compensated inures to the benefit of the Fund_the market value of properties when purchased will normally exceed the cost of development. Because no securities brokerage commissions will be paid in connection with capital that is reinvested, the entire amount of reinvested proceeds can be applied to the purchase price and no additional organizational costs that will affect overall return will be incurred. No assurances can be given, however, that a property acquired by the Fund will produce favorable rentals, that such rentals will not be interrupted by events outside the managing general partners' control, or that the market value of any properties acquired will exceed their cost immediately after acquisition or within the several years the Fund proposes to hold the properties.

     The managing general partner is currently evaluating a number of properties for acquisition. Affiliates of the general partners have managed 11 public and 11 private real estate Funds. As a result of their activity in the sale-leaseback marketplace, the general partners have developed relationships with companies that, either directly or through their franchisees, have a continuing need for commercial real estate The managing general partner will not be obligated to obtain the consent of Investors as to the type of property acquired if this Amendment is approved. Nevertheless, any property acquired will comply with the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple-net lease in the franchise restaurant industry. No property will be acquired from the general partners or their Affiliates.

SALE OF PROPERTIES

      The Amendment is being proposed at this time to facilitate reinvestment of the net proceeds from the sale of properties completed during the past year. Although much of the proceeds have been distributed, the Fund has retained some of the proceeds from the eight properties described below. The sales price and certain information about the gain generated by such sales is set forth below:


           Applebee's(F1)  Applebee's   Applebee's    Applebee's(F1)  Jiffy Lube(F1)  Jiffy Lube(F1)  Car Wash      Sizzler
           Columbia, SC    Hampton,VA   Richmond, VA  VA Beach        Dallas, TX      Garland, TX     Phoenix, AR   Cincinnati, OH

Purchase
 date          5/6/88       7/22/88      9/20/88       10/21/88         3/1/88          3/1/88           2/9/89       1/30/90

Sale date     7/28/95       8/31/95     10/30/95       11/08/95       10/25/95        10/25/95           6/30/96      1/23/97

Sales price $ 733,571     $1,758,877   $1,916,471     $1,515,529     $ 487,500       $ 325,000         $1,700,844   $ 335,214

Selling
 expenses      18,026         11,750       11,033         18,916         3,847           2,558             10,000      19,875

Basis(F2)
   Book       408,378      1,085,261    1,159,145        900,431       370,668         244,198          1,343,620     819,028
   Tax        423,935      1,074,473    1,139,342        914,508       380,945         251,572          1,279,316     834,141

Gain (loss)
   Book     $ 307,167     $  661,866   $  746,293     $  596,182     $ 112,985       $  78,244         $  347,224    (593,689)
   Tax      $ 291,610     $  672,654   $  766,096     $  582,105     $ 102,708       $  70,870         $  411,528    (518,802)

Tax gain (loss)
   per unit $   12.59     $    29.04   $    33.15     $    25.19     $    4.44       $    3.07         $    17.81     ($22.64)

<F1>  Represents for the Columbia Applebee's a 41.88% interest, for the
      Virginia Beach Applebee's a 86.51% interest, for the Dallas Jiffy Lube a 75.00% interest and for the Garland Jiffy Lube a 50.00% interest in title to the properties. The remaining interest was purchased by an affiliated Fund.

<F2>  Purchase price less depreciation.

     The Fund purchased four Applebee's restaurant properties in 1988. All four of the Applebee's were newly constructed properties purchased upon completion of construction and leased under 20-year triple net leases to Apple South, Inc. simultaneous with purchase. Each of the leases included an option to Apple South to purchase the properties commencing in the seventh lease year at a price equal to the greater of fair market value or an increase of 5% per year over the original purchase price. Apple South exercised the option with respect to all four properties in 1995. The sale price listed in the table above represents the contractual purchase price based on the 5% escalation.

     The two Jiffy Lube auto care centers listed above were purchased by the Fund and simultaneously leased, under a 20 year triple-net lease, to Jiffy Lube International of Maryland, Inc. on March 1,
1988.   Although the lease did not specifically provide a repurchase option to Jiffy Lube, the Fund negotiated and completed a sale of these properties to the lessee in October 1995.

      The Danny's Family Car Wash, located in Phoenix Arizona, was purchased by the Fund in February 1989 and simultaneously leased to Apache Car Wash, Inc. under a 20-year triple-net lease agreement. The lease included an option to purchase the property commencing in the eighth lease year, at a price equal to the greater of fair market value or an increase of 4% per year over the original purchase price, which was exercised by the lessee in early 1996.

     The Sizzler Restaurant located in Cincinnati, Ohio was purchased
by  the  Fund  in  1990  and  simultaneously  leased  to  Triple   S
Restaurants, Inc. In January 1994, the restaurant was closed and listed for re-lease or sale. In December 1996, the Fund accepted an offer from an affiliated party to sell the property at a price below the Fund's basis. The offer was accepted after a review of the market conditions in the area and the property management costs associated with continuing to seek a new tenant for the property.

     The Fund has distributed an aggregate of $3,533,235 and $192.83 per unit from the proceeds of the sale to cover the tax liability of partners generated by the gain on sale. These distributions of Net Proceeds on Sale reduced the Adjusted Capital Contributions of Investors, in the aggregate, by $193.83 per outstanding Limited Partnership unit.

      In January 1996, the Fund also received $406,282 of insurance proceeds, net of demolition and other costs, resulting from the destruction by fire of a restaurant property in Indianapolis, Indiana. These proceeds resulted in recognition of $78,290 of net gain by the Fund. The Fund currently does not intend to rebuild the property and has listed the land (which has a cost basis of $261,644) for sale.

PROPERTIES CURRENTLY HELD BY THE FUND

     The Fund currently holds interests in eleven properties (excluding the land resulting from the fire in Indianapolis, Indiana). Nine of such properties are currently operating properties, as summarized below:

Property                             Acquisition Cost    Annual Rental Payments

am/pm Market, Carson City, NV          $   703,871           $  103,293

Taco Cabana, San Marcos, TX              1,013,505              151,794

Denny's Restaurant, Casa Grande, AZ        721,420              100,084

Children's World, St. Louis, MO            950,627              111,849

Children's World, Merrimak, NH           1,159,242              136,933

Children's World, Chino, CA              1,305,518              154,284

Children's World, Palatine, IL             801,098               94,049

Cheddar's Restaurant, Davenport, IA      1,530,934              217,117

Bennigan's Restaurant, Cincinnati, OH    1,898,768               75,000

        Total                          $10,175,983           $1,144,403


     The Fund also owns a property in Mesquite, Texas that was formerly operated as a J.T. McCords Restaurant. This property is currently vacant and listed for sale or lease. The Partnership has accepted
an   offer  to  sell  its  interest  in  the  Sizzler  property  for approximately $315,000. The transaction is expected to close in the first quarter of 1997 and will generate a tax loss of approximately $518,000 or $22.60 per Unit.

EFFECTS OF AMENDMENT

     In the event Investors approve the Amendment, the remainder of the proceeds from the sale of the properties above will be reinvested in new properties. It would be objective of the Fund to invest such proceeds in properties that generate rental payments of at least the same rate as the operating properties listed above. Accordingly, if such proceeds were successfully reinvested in this type of property, the rental revenues generated by the Fund would be increased.

     If Investors do not approve the amendment, Investors will receive a distribution of approximately $4,300,000, or approximately $186.00 per outstanding Limited Partnership unit in the first quarter of 1997 from sale of these properties. This distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of
Investors   by   an  additional  $186.00  per  outstanding   Limited
Partnership unit.

      The eight properties that have been sold generated aggregate rental revenues of $1,120,657 during the last full year of their operations. Future Fund revenues, and therefore cash distributions to investors, will be reduced because of the distribution of sales proceeds. Distributions would be further reduced if the remaining sales proceeds were returned to the investors. Further, unless the nonoperating property listed above is relet rather than sold, the Fund will be dependent in the future on the approximately $1,144,403 of cash flow currently generated from rental payments from operating properties for payment of expenses and to fund distributions.


                 INTEREST OF THE GENERAL PARTNER

     Neither the General Partners, nor any of their affiliates, will receive any fees for reinvestment of the Net Proceeds of Sale or in connection with the acquisition of any property. The General Partners will be reimbursed for any costs they incur in completing any acquisition and in connection with management of the property in accordance with, and subject to the limitations in the Partnership Agreement. The Partnership Agreement provides, in general, that the general partners may be reimbursed, at their cost, for expenses incurred in acquiring and managing properties and allows the general partners to allocate certain overhead expenses, subject to limitations, to such costs. To the extent that the Amendment to the Partnership Agreement is not approved and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through this Fund, and the scope of the Fund's operations, will be reduced. Such reduced operations can be expected to reduce the aggregate amount of reimbursements that the General Partners receive from the Fund.

     The Managing General Partner holds 20 Units as a limited partner in the Fund. No other General Partner or Affiliate of the General Partners holds any interest as a limited partner in the Fund.

                          VOTING UNITS

     Voting by Investors on an Amendment of the Partnership Agreement is based upon Fund units ("Voting Units"). As of January 1, 1997, there were 22,920 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

     To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the General Partners.

     In order for the proposed Amendment to be adopted, a majority of the Voting Units must be voted in favor of the Amendment.

                      PROCEDURES FOR VOTING

      Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Fund. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendment. IF ANY INVESTOR RETURNS A CONSENT FORM DULY SIGNED WITHOUT CHECKING ANY BOX, HE/SHE WILL BE DEEMED TO HAVE VOTED FOR THE AMENDMENT.

      An Investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.

     The Managing General Partner has fixed the close of business on January 1, 1997 as the record date for the determination of the Investors entitled to vote on the proposed Amendment; the close of business on March31, 1997 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and April 1,1997 as the date on which the consents are to be counted. An Investor may revoke his/her/its consent at any time prior to March 31, 1997, provided written revocation is received by the Managing General Partner prior to that date.

      The cost of solicitation of consents of the Investors will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on or about February 15, 1997. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

                   INCORPORATION BY REFERENCE

     The information included under the captions "Financial Statements and Notes to Financial Statements," "Selected Financial Data" and Management's Discussion and Analysis of Financial Condition and Results of operations" of the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1995 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996 is hereby incorporated by reference. Copies of such sections are being delivered to you with this consent statement.



                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 OF AEI FUND MANAGEMENT XVII, INC.



                                 Robert P. Johnson, President



                                                          Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND XVII


        Changes in the existing provisions of the Limited Partnership Agreement that would be made by the proposed Amendment are shown
below.   Existing provisions proposed to be omitted are enclosed  in brackets.  New matter is printed in bold.

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

        5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 24 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated], THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE FUND TO BEGIN LIQUIDATION OF THE FUND; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at a marginal rate of 28% for federal income tax purposes or such greater rate as is the maximum effective rate for federal income taxation applicable to individuals) created as a result of such transaction.



      IMPORTANT                                          IMPORTANT

          AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP

                   CONSENT OF LIMITED PARTNERS
             THIS CONSENT IS SOLICITED BY THE BOARD
         OF DIRECTORS OF AEI FUND MANAGEMENT XVII, INC.,
                  THE MANAGING GENERAL PARTNER

        The undersigned, a Limited Partner of AEI Real Estate Fund XVII Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited Partnership Agreement of the Fund (the "Partnership Agreement"), as more fully described in the Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints AEI Fund Management XVII, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence the Amendment to the Partnership Agreement and any corresponding Amendment to the Certificate of Limited Partnership.

        Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on March 31, 1997.

Adoption of Amendment to Section 5.4 of the Partnership Agreement

       FOR    [  ]    AGAINST    [  ]      ABSTAIN    [  ]

         The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Proposal if no box is checked.

         Please sign exactly as your name appears below. When Partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:          , 1997



Signature                                   (if held jointly)